Exhibit 21.1

Subsidiaries of Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited owns 100% of the equity interests in:

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Oxbridge Reinsurance Limited, which was incorporated on April 23, 2013 under the laws of the Cayman Islands.

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 Oxbridge Re NS Limited, which was incorporated on December 22, 2017 under the laws of the Cayman Islands.